Exhibit 10.12

SUBLEASE AGREEMENT

This Sublease Agreement (the “Agreement”), dated as of August 1, 2002 (the “Effective Date”), is entered into by and between Northwest Airlines, Inc., a Minnesota corporation (“Northwest”) and Pinnacle Airlines, Inc. (formerly Express Airlines I, Inc.), (“Sublessee”).

WITNESSETH:

WHEREAS, Northwest and Sublessee have entered into an Airline Services Agreement dated as of MARCH 1, 2002 (the “Airline Services Agreement”);

WHEREAS, Northwest leases certain premises and facilities at the McGhee Tyson Airport (the “Airport”) for use as aircraft maintenance facilities under that certain Lease Agreement dated as of July 12, 2001 by and between the Metropolitan Knoxville Airport Authority (the “Lessor”) and Northwest (as amended and supplemented from time to time, the “Northwest Lease”); and

WHEREAS, in connection with the performance by Sublessee of its obligations under the Airline Services Agreement, Northwest has agreed to sublease to Sublessee a portion of the premises and facilities leased by Northwest from Lessor pursuant to the Northwest Lease on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, Northwest and Sublessee, each in consideration of the agreements of the other and intending to be legally bound, agree as follows:

Section 1. Sublease of Premises.  Northwest hereby subleases to Sublessee and Sublessee hereby subleases from Northwest, on and subject to the terms, conditions and covenants hereinafter set forth, those premises and facilities at the Airport more fully described on Exhibit A attached hereto (together with all improvements located thereon, the “Premises”). NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SUBLEASE, THE PREMISES ARE SUBLEASED “AS IS, WHERE IS” AND WITH ALL DEFICIENCIES AND FAULTS BOTH KNOWN AND UNKNOWN.  SUBLESSEE ACKNOWLEDGES THAT IT HAS MADE A THOROUGH INSPECTION OF THE PREMISES AND ACCEPTS SUCH PREMISES “AS IS, WHERE IS” AND THAT, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, NORTHWEST MAKES NO REPRESENTATIONS OR WARRANTIES, AND SUBLESSEE EXPRESSLY WAIVES ALL WARRANTIES, EXPRESSED OR IMPLIED, RELATING TO THE SUITABILITY, FITNESS FOR USE OR FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN OR CONDITION OF THE PREMISES.

Section 2. Incorporation of the Northwest Lease.  Sublessee expressly acknowledges and agrees that this Agreement is subject to and conditioned upon all of the terms, covenants and conditions of the Northwest Lease, which terms, covenants and conditions, except as modified or deleted herein, are expressly incorporated into this Agreement by reference as if set forth in full herein to the extent the same apply to the Premises. Sublessee agrees to assume, faithfully perform, carry out and to be bound by all of the terms, covenants and conditions of the Northwest Lease with respect to the Premises at the time and in the manner provided therein as if

Sublessee was expressly named as the Lessee under the Northwest Lease. Unless otherwise provided herein, all references to the “Lessor” in the Northwest Lease shall be deemed to include both the Lessor and Northwest, and Northwest shall have against Sublessee all rights and remedies conferred upon the Lessor therein, provided, however, that Sublessee agrees to look solely to the Lessor for performance of the Lessor’s obligations under the Northwest Lease. Northwest shall not be liable to Sublessee for the failure of the Lessor to perform its obligations under the Northwest Lease, provided that within a reasonable period of time after receipt of notice from Sublessee that Lessor has failed to so perform, Northwest shall use its reasonable efforts to cause the Lessor to perform such obligations to the extent that the failure of Lessor to do so could adversely affect Sublessee’s use of the Premises. Sublessee agrees that it will not do or fail to do anything with respect to the Premises which would cause a default to occur under the terms of the Northwest Lease. If approval of this Agreement by the Lessor is required pursuant to the provisions of the Northwest Lease, this Agreement is conditioned upon receipt of such approval. In the event the Lessor does not approve this Agreement, this Agreement shall be canceled immediately and all rights and obligations of the parties hereunder shall terminate immediately.

Section 3. Term. This Agreement shall commence on and shall become effective as of the Effective Date and shall continue in effect until February 29, 2012, subject to earlier termination upon the occurrence of any of the following: (i) if the Northwest Lease expires or is terminated for any reason whatsoever, in which event this Agreement shall terminate immediately upon the expiration or termination of the Northwest Lease; (ii) if Northwest terminates this Agreement pursuant to Section 12 hereof; (iii) if the Airline Services Agreement is terminated for any reason; (iv) upon mutual agreement of the parties hereto; or (v) a Sublessee Change of Control (as defined herein). For purposes of this Agreement, a “Sublessee Change of Control” shall have the same meaning as the term “Pinnacle Change of Control” is given in the Airline Services Agreement.

Section 4. Rent and Other Charges. For and during the term of this Agreement, Sublessee shall pay to Northwest as rent for the Premises the amount of $62,500.00 per month, which amount may be adjusted from time to time based upon any increase in costs to Northwest pursuant to the Northwest Lease. Rent shall be paid by Sublessee monthly in advance on the first day of each month during the term hereof, without setoff or deduction, at Northwest’s address as herein set forth. The rent for any fractional month following the commencement or preceding the end of this Agreement shall be prorated by days. In addition, Sublessee shall be responsible for the payment of any other fees, costs and charges payable from time to time by Northwest to the Lessor pursuant to the Northwest Lease to the extent attributable to the Premises or to Sublessee’s activities at the Airport. Sublessee shall pay to Northwest any and all invoices for such fees, costs and charges within thirty (30) days following the date of such invoice. If any payment due hereunder is not received by Northwest on or before the date on which said payment is due, Sublessee agrees to pay interest on any overdue amounts at the rate of one and one-half percent (1 1/2%) per month, but not exceed the maximum interest rate legally permissible in the State of Tennessee, in addition to the amounts due.

Section 5. Taxes, Fees and Other Charges. Liens. In addition to rent payable pursuant to Section 4 hereof, Sublessee shall be responsible for the payment of all taxes (other than taxes based on or measured by Northwest’s net income), fees and other charges, including without limitation port or percentage fees assessed against this Agreement, which are imposed by the

Airport or any governmental authority against the Lessor, Northwest or Sublessee with respect to this Agreement, the Premises or improvements, fixtures, furnishings, equipment or other personal property located thereon, plus all interest and penalties attributable to such taxes, fees or other charges. At all times during the term of this Agreement, Sublessee shall keep the Premises free and clear of all liens, levies and encumbrances arising from or related to any act or omission of Sublessee or any party acting by or through Sublessee.

Section 6. Use of Premises; Compliance with Laws and Regulations.  Sublessee shall use the Premises solely for its Northwest Airlink operations in accordance with the Airline Services Agreement and for no other purpose without Northwest’s prior written consent. Sublessee shall conduct its operations on the Premises in a reasonable manner and shall not commit or suffer to be committed any nuisance or act or thing which may disturb the quiet enjoyment of Northwest or any other tenant at the Airport. Sublessee acknowledges that Northwest reserves the right to establish from time to time reasonable rules, regulations and procedures for the use of the Premises and Sublessee agrees to and shall cause its employees, agents and all persons using the Premises under it to comply with all such rules, regulations and procedures. At all times during the term of this Agreement, Sublessee’s operations and activities on the Premises shall be in strict compliance with all laws, rules and regulations of any federal, state, county, city or other governmental authority having jurisdiction over the operation of the Airport. Sublessee shall pay when due all costs, fines, fees and assessments that may be levied against it with respect to its operations and activities on the Premises.

Section 7.  Improvements.  Sublessee shall not erect any structures, make any improvements to or do any other construction work on the Premises or alter, modify, make additions or improvements to or install any fixtures in any building or structure now existing on the Premises at any time during the term hereof, without the prior written consent of both Northwest and the Lessor. The costs of any such construction, improvements, alterations, additions or modifications shall be borne solely by Sublessee. In the event any construction, improvement, alteration, modification or addition is made without such approvals, Northwest may require Sublessee to remove the same and restore the Premises to their condition prior to such construction, improvement, alteration, modification or addition, and if Sublessee fails to do the same, Northwest may effect the removal and restoration and Sublessee shall pay the cost thereof to Northwest plus an administrative charge of fifteen percent (15%) of such costs. Sublessee shall not remove any improvements made or fixtures installed on the Premises during the term of this Agreement (unless Northwest requires their removal pursuant to this Section 7) and title to such improvements and fixtures shall automatically vest in Northwest at the expiration or earlier termination of this Agreement.

Section 8.  Maintenance and Repair, Utilities.  To the extent not provided by Lessor pursuant to the Northwest Lease, Sublessee shall be responsible for all utilities and the maintenance and repair of the Premises and shall arrange and pay for all utilities and services necessary for such maintenance and repair, including but not limited to telephone, gas, electricity, water, sewer, trash and janitorial services, building and grounds maintenance, snow removal and landscaping services. Sublessee shall promptly repair any and all damage to the Premises caused by its employees, agents, guests and invitees, or resulting from Sublessee’s failure to observe or perform any of its obligations hereunder. In the event Sublessee fails to perform such maintenance and repair of the Premises and such failure continues for at least ten (10) days following Sublessee’s receipt of written notice of such failure from Northwest,

Northwest may elect, but shall have no obligation, to perform any work on the Premises that may be necessary by reason of Sublessee’s failure to perform and in such event Sublessee shall pay to Northwest immediately upon demand therefor the full cost associated with such work plus an administrative fee of fifteen percent (15%). Nothing herein shall imply any duty upon the part of Northwest to do any such work and performance thereof by Northwest shall not constitute a waiver of Sublessee’s default in failing to perform the same. Northwest shall not be liable for inconvenience, annoyance, disturbance, loss of business or other damage to Sublessee by reason of making such repairs or the performance of any work, or on account of bringing materials, tools, supplies or equipment into or through the Premises during the course thereof and the obligations of Sublessee under this Agreement shall not be affected thereby.

Section 9. Security Procedures. Sublessee agrees to fully implement all procedures and comply with all regulations of the Airport’s security program. Sublessee will instruct its employees and any other representatives of Sublessee including those under contract, as to the security procedures to be followed and responsibilities required to be performed by Sublessee with respect to the Premises. Northwest may, from time to time, evaluate Sublessee’s compliance with the Airport’s security program. In the event Sublessee shall fail to implement, perform or observe any of the security procedures on its part to be performed, observed and kept with respect to the Premises, Northwest shall have the right to immediately take any corrective measures deemed necessary by Northwest. Sublessee shall indemnify and hold harmless Northwest, its directors, officers, agents and employees, from and against any and all costs, claims, judgments and expenses (including attorneys’ fees) incurred by Northwest due to any investigation commenced, or penalties or fines imposed, by the Federal Aviation Administration, Transportation Security Administration, the Airport or any other governmental agency having jurisdiction with respect to the Airport’s security program arising out of or in connection with Sublessee’s use or occupancy of the Premises.

Section 10. Limitation of Liability and Indemnity. Notwithstanding any provision of the Northwest Lease to the contrary, Northwest shall not be liable to Sublessee, or any of Sublessee’s agents, employees, servants or invitees, for any damage to persons or property due to the condition or design or any defect in the Premises which may exist or subsequently occur, and Sublessee, with respect to Sublessee and Sublessee’s agents, employees, servants and invitees, hereby expressly assumes all risks and damage to persons and property, either proximate or remote, by reason of the present or future condition or use of the Premises. Sublessee agrees to release, indemnify, hold harmless and defend Northwest, the Lessor, and their respective officers, directors, employees, agents, successors and assigns, from and against any and all suits, claims, actions, damages, liabilities and expenses (including, without limitation, attorneys’ fees, costs and related expenses) for bodily or personal injury or death to any persons and for any loss of, damage to, or destruction of any property, including loss of use, incidental and consequential damage thereof, arising out of or in any manner connected with the breach, violation, performance or nonperformance of any provision of this Agreement or of the Northwest Lease or the use of the Premises by Sublessee or any of Sublessee’s agents, employees, contractors or invitees, whether or not occurring or arising out of the negligence, whether sole, joint, concurrent, comparative, active, passive, imputed or any other type, of Northwest, the Lessor or their respective officers, directors, employees or agents.

Section 11. Insurance.

(a)           Sublessee shall at all times during the term of this Agreement maintain in full force and effect the following insurance coverages:

(i)            Workers’ compensation and occupational disease coverage in the form of and in the minimum amounts required by the laws of the states in which Sublessee operates.  Such coverage shall include employer’s liability coverage with limits of not less than $1,000,000 per incident.

(ii)           Commercial general liability coverage with limits no less than $25,000,000 combined single limit per occurrence.  Such coverage shall include endorsements for personal injury and contractual liability.

(iii)          Comprehensive aviation bodily injury and property damage liability coverage with limits of not less than $300,000,000 combined single limit per occurrence, including but not limited to aircraft liability, passenger legal liability, premises and property damage liability, hangar keepers liability and baggage and cargo liability.  Such coverage shall include personal injury and contractual liability, and shall also include war risk and allied perils, hijack and confiscation coverage with a limit of not less than $1 billion per incident.

(b)           Commercial general liability and comprehensive airline liability insurance coverages shall provide coverage for events which occur during the policy period, are continuing in nature and not on a claims made basis, and shall include endorsements that:

(i)            Underwriters acknowledge that the indemnification and hold harmless provisions of this Agreement are insured under Sublessee’s blanket contractual liability coverage;

(ii)           Northwest and the Lessor are named as additional insureds on such insurance to the extent of the contractual liability assumed by Sublessee hereunder;

(iii)          Said insurance is primary with respect to the matters within such coverage, irrespective of any insurance carried by Northwest;

(iv)          Provide that, as respects the interests of Northwest and the Lessor, this insurance shall not be invalidated by any breach of warranty by Sublessee;

(v)           Provide a severability of interests/cross liability endorsement; and

(vi)          Provide that the insurer shall waive its subrogation rights against Northwest and the Lessor.

(c)           Prior to the commencement of this Agreement, Sublessee shall cause to be delivered to Northwest certificates of insurance evidencing compliance with the provisions of this Section 11.  All of the insurance coverages referenced in this Section 11 shall be written through a company or companies satisfactory to Northwest, and the certificates of insurance shall unconditionally obligate the insurer to notify Northwest in writing at least thirty (30) days in advance of the effective date of any material change in or cancellation of such insurance.

Section 12.             Default and Remedies.  Northwest may terminate this Agreement or pursue any other remedy provided to the Lessor under the Northwest Lease if Sublessee fails to cure any default of this Agreement within ten (10)  days following receipt of written notice of default from Northwest, or under any circumstances in which the Northwest Lease permits the Lessor to pursue any such remedies.  Termination of this Agreement by Northwest pursuant to this Section 12 shall not be construed as a waiver by Northwest of any other rights or remedies it may have at law or in equity.  Notwithstanding any other provision of this Agreement, Northwest, in addition to the remedies provided herein and in the Northwest Lease, Northwest shall have all other rights and remedies available at law or in equity.

Section 13.             Surrender of Subleased Premises; Removal of Personal Property.  Upon expiration or other termination of this Agreement, Sublessee shall remove from the Premises all of its signs, trade fixtures and other personal property, repair all damage caused by such removal, and surrender the Premises to Northwest in good order and condition, reasonable wear and tear excepted.  In the event Sublessee fails to remove the same on or before said date, Northwest may remove or cause to be removed such personal property from the Premises and Sublessee shall reimburse Northwest for the costs associated with such removal plus an administrative charge of fifteen percent (15%).

Section 14.             Notices.  All notices and other communications under this Agreement shall be effective two (2) business days after deposit with the United States Postal Service, first class, postage prepaid, or when hand delivered or transmitted by facsimile, and shall be in writing and addressed to the parties at the following addresses:

To Northwest:	Northwest Airlines, Inc.
2700 Lone Oak Parkway (Dept. A1135)
Eagan, MN 55121-1534
Fax No. (612) 727-6041
Attention: Vice President - Facilities & Airport Affairs

To Sublessee:	Pinnacle Airlines, Inc.
1689 Nonconnah Blvd., Suit 111
Memphis, TN 38132
Fax No. 901-348-4130
Attention: Chief Financial Officer

Either party may change the address at which notice is to be made by providing notice of the change to the other party, in writing, in the manner provided for in this Section 14.

Section 15.  Force Maieure. Neither party shall be liable for any failure to perform its obligations under this Agreement, except for Sublessee’s payment obligations set forth herein, if such failure is due to causes beyond its control and not the result of its fault or neglect, including without limitation, acts of God, war, the public enemy, epidemics, quarantine restrictions, fire, fog, flood or other abnormally severe weather conditions, epidemics, riots or civil commotion, strikes, lockouts or labor disputes, actions of governments or agencies thereof.

Section 16.  Nondiscrimination. Sublessee agrees that it shall not discriminate against any worker, employee or applicant or any member of the public because of race, color, creed, religion, national origin, ancestry, age or sex.  Sublessee agrees to undertake an affirmative action program as required by 14 CFR Part 152, Subpart E, to ensure that no persons shall on the grounds of race, color, creed, national origin or sex be excluded from participating in any employment activities covered in 14 CFR Part 152, Subpart E.

Section 17.  Right of Entry.  Northwest reserves the right to enter upon the Premises at any time during an emergency to take such action therein as may be required for the protection of persons or property and at other reasonable times, upon reasonable prior notice, for the purpose of inspection, maintenance, repairs, replacements, alterations or improvements (to the Premises or to other areas), showing of the Premises to prospective tenants and for other purposes permitted elsewhere in this Agreement or in the Northwest Lease.

Section 18.  Miscellaneous.

(a)        Litigation Expenses.  In the event of any legal action between Northwest and Sublessee to enforce any of the provisions and/or rights hereunder, the unsuccessful party in such action agrees to pay to the other party all costs and expenses incurred by the successful party in connection therewith, including, without limitation, court costs and reasonable attorneys’ fees.

(b)       Integration: Amendment and Modification.  This Agreement embodies the entire agreement between the parties hereto relative to the subject matter hereof and shall not be modified, changed or altered in any respect except in writing.

(c)        Assignment and Subleasing.  Sublessee shall not assign its rights or obligations pursuant to this Agreement or sublease or permit any third party to use any portion of the Premises without the prior written consent of Northwest and the Lessor (if required under the Northwest Lease).  In the event any third party is permitted to use any portion of the Premises during the term of this Agreement, Sublessee shall be fully responsible to Northwest and the Lessor for and shall indemnify and hold Northwest and the Lessor harmless with respect to compliance by such third party with all of the provisions of this Agreement and the Northwest Lease.

(d)       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

(e)        Successors and Assigns.  The covenants, agreements and obligations herein contained shall extend to, bind and inure to the benefit not only of the parties hereto but their successors and permitted assigns.

(f)        Survival.  The obligations of Sublessee contained in Sections 5,7,9,10, 11 and 13 hereof shall remain in effect and survive the expiration or termination of this Agreement.

(g)       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one agreement.

(h)       Severability.  If any term of this Agreement shall be judicially determined to be illegal, invalid or unenforceable at law or in equity, it shall be deemed to be void and of no force and effect to the extent necessary to bring such term within the provisions of any such applicable law or laws, and such terms as so modified and the balance of the terms of this Agreement shall remain enforceable.

IN WITNESS WHEREOF, Northwest and Sublessee have executed this Agreement as of the day and year first above written.

NORTHWEST AIRLINES, INC.		PINNACLE AIRLINES, INC.

By:	/s/ James M. Greenwald	By:	/s/ Curtis E. Sawyer
	James M. Greenwald	Name:	CURTIS E. SAWYER
	Vice President - Facilities &	Title:	V.P. & CFO
Airport Affairs

ACKNOWLEDGEMENT AND CONSENT

The Metropolitan Knoxville Airport Authority, which is the Lessor under the Northwest Lease, hereby acknowledges receipt of an executed copy of the foregoing Sublease Agreement and consents to the terms thereof.

By:	/s/ Kirk A. Huddleston
Name:	Kirk A. Huddleston
Title:	Chairman
Date:	9/25/02

Exhibit

Exhibit A – Description of the Premises

EXHIBIT A

NORTHWEST AIRLINES, INC. AIRCRAFT MAINTENANCE FACILITY

LEASE PREMISE DESCRIPTION

[GRAPHIC]

EXHIBIT A

NORTHWEST AIRLINES, INC. AIRCRAFT MAINTENANCE FACILITY

LEASE PREMISE DESCRIPTION

Point of Beginning being located, S 36o 20’ 06” E, 2544.93 ft., from the centerline and west end point of Runway 5R/23L at McGhee Tyson Airport, said point being the centerline and south end point of an ADG II Taxilane to serve the Northwest Airlines/Express 1 Airlines lease area located in McGhee Tyson Airport’s West Development Area, and being the northeast corner of an Ingress/Egress (Easement A) for the use of Northwest Airlines/Express Airlines 1 to access the said lease area, thence from said point along the east line of said Easement A, S 0o E, 208.19 ft. to a point being the southeast corner of said Easement A and the east line of said lease area, thence along the said lease area east line, S 0o E, 400.96 ft., to a point being in the said lease area east line and the north line of a Common Utility Easement (Easement B), said common utility easement extends throughout the entire West Development Area, thence crossing said common utility easement at a right angle, S 0o E, 29 ft. to a point in the south line of said common utility easement and being the southeast corner of said lease area and being located north 20 ft. from the centerline of Access Road F (proposed Amelia Earhart Drive), said point being in the common north Right-of-Way (ROW) line for said road, thence along said north road ROW and south common utility easement and lease area line, S 90o W, 408.00 ft., to a point being the beginning of a curve to the right having a radius of 105.00 ft., a long chord length of 148.49 ft., a degree of curve of 54o 34’ 03”, and an arc length of 164.93 ft., to a point being the end of said curve located in the west line of said common utility easement and lease area, and said point being located 20 ft. east of Access Road F (proposed Orville Wright Avenue) centerline in the common east road ROW line, thence along said east road ROW and west common utility easement and lease area line, N 0o W, 533.15 ft., to a point being the northwest corner of said lease area and common utility easement and east road ROW line, thence leaving said east road ROW and crossing the common utility easement at a right angle, N 90o E, 29 ft., to a point in the east line of said common utility easement and north line of said

2

lease area, thence along the north line of said lease area, N 90o E, 426.50 ft., to a point being the northwest corner of said Easement A and the north line of said lease area, thence N 90o E, 57.50 ft., to the Point of Beginning. Lease Area contains 7.46+ acres including both Ingress/Egress (Easement A) and Common Utility Easement (Easement B).

Easement A (Ingress/Egress): Point of Beginning being located in the common northeast corner of the Northwest Airlines/Express Airlines 1 lease area, said point being the end and centerline of an ADG II Taxilane, said taxilane will serve as a route to said lease area and the Ingress/Egress (Easement A), thence from said point along the east line of said Easement A and east line of said lease area, S 00 E, 208.19 ft., to a point in the east line of said lease area and being the southeast corner of said Easement A, thence leaving said east line of lease area and being the south line of said Easement A, S 900  W, 57.50 ft. to a point being the southwest corner of said Easement A, thence along the west line of said Easement A, N 00 W, 208.19 ft. to a point being the northwest corner of said Easement A and the north line of said lease area, thence with said north lease area and Easement A line, N 900 E, 57.50 ft. to the Point of Beginning. Containing 0.27 ± acres.

Easement B (Common Utility Easement): Point of Beginning being located, S 00 E, 609.15 ft., from the common northeast corner of the Northwest Airlines/Express Airlines 1 lease area, the centerline and end of an ADG II Taxilane and the northeast corner of an Ingress/Egress (Easement A) said point being located in the north side of a 29ft. common utility easement 49 ft. north of Access Road F (proposed Amelia Earhart Drive) centerline and being in the east line of the Northwest Airlines/Express Airlines 1 lease area, thence from said point along the east lease area line, crossing said common utility easement with a right angle, S 00  E, 29 ft. to a point being the southeast corner of said common utility easement and lease area, and being located 20 ft. north of said road centerline in the north Right of Way (ROW), thence along said north road ROW, south lease area and common utility easement line, S 900 W, 408.00 ft., to a

3

point being the beginning of a curve to the right having a radius of 105.00 ft., a long chord length of 148.49 ft., a degree of curve of 54o34’03” and an arc length of 164.93 ft. to a point being the end of said curve in the west side of said common utility easement and lease area and being located 20 ft. east of Access Road F (proposed Orville Wright Avenue) centerline in the said east road ROW, thence along said east road ROW, west common utility easement and lease area line, N 0o W, 533.15 ft., to a point being the northwest corner of said lease area and common utility easement and the said east road ROW line, thence leaving said east road ROW along the north line of said lease area and crossing said common utility easement at a right angle, N 90o E, 29 ft., to a point in the north line of said lease area and being the northeast corner of said common utility easement, thence leaving said north lease area line and being the east common utility easement line, S 0o E, 533.15 ft., to a point being the beginning of a curve to the left having a radius of 76.00 ft., a long chord length of 107.48 ft., a degree of curve of 750 23’ 21” and an arc length of 119.38 ft., to a point being the end of said curve in the north line of said common utility easement, thence along the north line of said common utility easement, N 00  E, 408.00 ft., to the Point of Beginning. Containing 0.72 ± acres.

Note: All bearings and distances are paper located from McGhee Tyson Airport’s Airport Coordinate System (ASC).

4